                                                                      EXHIBIT 99

NEWS                             RE:
BULLETIN                               Sky Games International Ltd.
                                       10 S. Wacker Drive Suite 3500
                                       Chicago, IL  60606
FROM:
FRB                                    TRADED:  Nasdaq:  SKYGF
--------------------------------------------------------------------------------

The Financial Relations Board Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:       AT FRB CHICAGO:                                                           AT HARRAH'S:
Laurence Geller       Tad Gage                Bill Schmidle           Laura Kuhlmann            Ralph Berry
Chairman, CEO         General Info            Analyst Contact         Media Contact             V.P. Communications
(312)715-4214         (312)640-6745           (312)640-6753           (312)640-6727                and Public Affairs
                      tjg@chi.frbd.com        wgs@chi.frbd.com        lkd@chi.frbd.com          (901)762-8629

FOR IMMEDIATE RELEASE
Tuesday, June 17, 1997

               SKY GAMES SHAREHOLDERS APPROVE MERGER WITH AIRLINE
          GAMING SOFTWARE DEVELOPER INTERACTIVE ENTERTAINMENT LIMITED
           Harrah's Entertainment Inc. Takes 30% Equity Stake in IEL
           ---------------------------------------------------------

Hamilton, Bermuda, June 17, 1997 -- Sky Games International Ltd. (Nasdaq:SKYGF), a developer of sophisticated remote control gaming entertainment software for use in the international long-haul airline industry, announced that its shareholders on June 16, 1997 approved a merger with Interactive Entertainment Limited (IEL), which was previously owned 80 percent by a subsidiary of Sky Games International Limited and 20 percent by a subsidiary of Harrah's Entertainment, Inc. Sky Games will be renamed Interactive Entertainment Limited shortly.

"We are gratified that a majority of voting shareholders recognized that this is a critical step in our company's development," said Laurence Geller, chairman. "We also appreciate the confidence shown in our management and our concept by a premier gaming and entertainment company like Harrah's. We now have the corporate structure needed to effectively manage our business, product development, and industry opportunities."

One of the key features of the transaction is that Harrah's has taken an equity stake of 5.879 million shares in the merged company, becoming its largest single shareholder with approximately 30 percent of the outstanding common stock on a fully diluted basis. Harrah's is entitled to representation on the board of directors of the company, proportional to Harrah's stockholdings, for as long as Harrah's owns more than 10 percent of the company's outstanding stock. Ownership of between 5 percent and 10 percent would permit Harrah's to name one representative to the board of directors. As long as Harrah's owns 20 percent or more of the company, it will have approval rights over major decisions such as mergers, acquisitions, incurring of debt or issuing of equity, and other significant corporate actions.

"We are excited about the creation of this easily understood and highly focused corporate structure, joining two excellent organizations with the same ultimate goal," stated John Boushy, senior vice president of information technology and marketing services for Harrah's. "We look forward to our

                                                                         ...MORE
   FINANCIAL RELATIONS BOARD, INC. SERVED AS FINANCIAL RELATIONS COUNSEL TO THIS
          COMPANY, IS ACTING ON THE COMPANY'S BEHALF IN ISSUING THE BULLETIN AND
            RECEIVING COMPENSATION THEREFOR. THE INFORMATION CONTAINED HEREIN IS FURNISHED FOR INFORMATION PURPOSES ONLY AND IS NOT TO BE CONSTRUED AS AN
                                                OFFER TO BUY OR SELL SECURITIES.

SKY GAMES
ADD ONE

ongoing participation and ownership interest in what we believe will be the premier name in inflight gaming entertainment."

As part of the merger agreement, Sky Games shareholders approved Gordon Stevenson, president of IEL since 1995, to become president and CEO of the merged company. Geller will remain chairman of the merged company.

Stevenson noted: "For investors, this new corporate structure is significantly easier to follow and understand, which we anticipate will help make future capital raising substantially easier, and will facilitate analyzing and investing in IEL. We also believe that this restructuring transaction will make it easier for our customers, the airlines, to understand how we operate, and to do business with us."

To establish performance-based incentives, Sky Games shareholders approved an incentive-based stock option plan for employees of the merged company. The plan covers approximately 4 million shares or 16 percent of the company's outstanding shares after Harrah's additional shares are issued as part of the merger/capital infusion transaction. As a result of the merger, Harrah's capital infusion, and shares reserved under the new management incentive plan, approximately 24 million shares of Sky Games are outstanding.

IEL has pioneered development of sophisticated remote control gaming entertainment software for use in the international long-haul airline industry. IEL has a multi-year contract with Singapore Airlines for planned use of the software and is pursuing a number of other opportunities with international carriers to provide inflight gaming entertainment. The company notes that testing of its interactive software, including inflight trials, is continuing with a target for launch later in the year.

"We remain optimistic that the challenges related to developing these systems can be overcome, and we continue to be very excited about the revenue and marketing potential presented by inflight gaming," explained Geller. "It has been somewhat frustrating because many of the factors impeding the progress of interactive IFE have been out of our control. Our product is developed, and we have been cooperating with IFE hardware and software providers toward creating an integrated, functional interactive inflight offering."

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to vary materially from those anticipated. These include the company's dependence on airlines' implementation of interactive entertainment systems, the regulatory environment, overall conditions in the airline industry, and the company's ability to raise the necessary capital to fund its operations. Please refer to the company's documents, on file with the Securities and Exchange Commission, for a complete discussion of risks and trends.



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